Elme Communities Declares Initial Special
Liquidating Distribution

BETHESDA, Md.– November 25, 2025 – Elme Communities (“Elme” or the “Company”) (NYSE: ELME) today announced that its Board of Trustees has approved a special liquidating distribution of $14.67 per share (the “Special Dividend”). The Special Dividend will be paid on January 7, 2026 to shareholders of record at the close of business on December 22, 2025.

This Special Dividend represents the Company’s initial special liquidating distribution following the previously announced completion of Elme’s 19-property portfolio sale on November 12, 2025, and takes into account, among other things, net proceeds from a new term loan also entered into on November 12, 2025, repayment of all of the Company’s other indebtedness, payment of costs and expenses related to the transactions, and establishments of escrows and reserves in connection with the new term loan. The Special Dividend is being made in accordance with the Company’s voluntary Plan of Sale and Liquidation previously approved by its shareholders.

NYSE Due Bills

Because the payment of the Special Dividend represents more than 25% of the price of the Company’s common shares, the New York Stock Exchange (“NYSE”) has advised the Company that its common shares will trade with “due bills” representing an assignment of the right to receive the Special Dividend from the record date of December 22, 2025 through the closing of trading on the NYSE on January 7, 2026, which is the payment date and the last day of trading before the January 8, 2026 ex-dividend date (this period of time from December 22, 2025 to January 7, 2026 representing the “Dividend Right Period”). Due bills obligate a seller of common shares to deliver the Special Dividend payable on such common shares to the buyer (the “Dividend Right”).

This means that persons who purchase Elme’s common shares during the Dividend Right Period are entitled to receive the Special Dividend, and persons who sell Elme’s common shares during the Dividend Right Period are not entitled to the Special Dividend. Accordingly, if an investor wishes to receive the Special Dividend, the investor will need to hold their Elme common shares through and including the payment date of January 7, 2026. The record date of December 22, 2025 will be used as the date for establishing the due bill tracking of the Dividend Right to the holder of common shares.

Due bill obligations are customarily settled between the brokers representing the buyers and the sellers of shares. The Company has no obligation for either the amount of the due bill or the processing of the due bill. Buyers and sellers of the Company’s common shares should consult their brokers before trading to be sure they understand the effect of NYSE’s due bill procedures.

U.S. Federal Income Tax Consequences

Information regarding the expected U.S. federal income tax consequences of the Special Dividend, any additional liquidating distributions, as well as the Plan of Sale and Liquidation of the Company, are summarized in the Definitive Proxy filed on September 24, 2025. However, the tax treatment described may vary depending on each shareholder’s particular situation.

About Elme Communities

Elme Communities is a multifamily real estate investment trust that owns and operates apartment homes in the Washington, DC metro and the Atlanta metro.

Contact:
Amy Hopkins
Vice President, Investor Relations
E-Mail: ahopkins@elmecommunities.com

Forward-Looking and Cautionary Statements
Certain statements in press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of Elme to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Additional factors which may cause the actual results, performance, or achievements of Elme to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements include, but are not limited to: changes in the amount and timing of the additional liquidating distributions, including as a result of unexpected levels of transaction cost, delayed or terminated closings, liquidation costs or unpaid or additional liabilities and obligations; the possibility of converting to a liquidating trust or other liquidating entity; the ability of our board of trustees to terminate the Plan of Sale and Liquidation; the response of our residents, tenants and business partners to Plan of Sale and Liquidation; potential difficulties in employee retention as a result of the on-going Plan of Sale and Liquidation; the outcome of legal proceedings that may be instituted against Elme, its trustees and others related to Elme’s recently completed 19-property multifamily portfolio, future property sales and the Plan of Sale and Liquidation; the risk that disruptions caused by or relating to the Plan of Sale and Liquidation will harm Elme’s business, including current plans and operations; risks relating to the market value of Elme’s common shares; risks associated with third party contracts containing consent and/or other provisions that may be triggered by the Plan of Sale and Liquidation; general risks affecting the real estate industry and local real estate markets (including, without limitation, the market value of Elme’s properties and potential illiquidity of Elme’s remaining real estate investments); whether or not the sale of one or more of Elme’s properties may be considered a prohibited transaction under the Internal Revenue Code of 1986, as amended; Elme’s ability to maintain its status as a real estate investment trust for U.S. federal income tax purposes; the occurrence of any event, change or other circumstances that could give rise to the termination of the Plan of Sale and Liquidation; the risks associated with ownership of real estate in general and our real estate assets in particular; general economic and market developments and conditions; and volatility and uncertainty in the financial markets.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect Elme’s businesses in the “Risk Factors” section of Elme’s Annual Reports on Form 10-K,

Quarterly Reports on Form 10-Q and other documents filed by Elme from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. While forward-looking statements reflect Elme’s good faith beliefs, they are not guarantees of future performance. Elme undertakes no obligation to update its forward-looking statements or risk factors to reflect new information, future events, or otherwise.